Exhibit 99.1

JohnsonDiversey, Inc.

8310 16th Street

Sturtevant, WI 53177

RELEASE DATE:	FOR IMMEDIATE RELEASE

CONTACT:	John Matthews Senior Vice President, Corporate Affairs (262) 631-2120 john.matthews@johnsondiversey.com

JohnsonDiversey Announces Pricing of Private Placement of Senior Notes

STURTEVANT, Wis. – November 19, 2009 – JohnsonDiversey, Inc. (“JohnsonDiversey”) today announced the pricing of its private placement of $400 million in aggregate principal amount of 8.25% senior notes due November 15, 2019. The notes are being offered by JohnsonDiversey in connection with the recapitalization transactions announced by JohnsonDiversey on October 7, 2009, which will include the entry into new $1.25 billion senior secured credit facilities.

JohnsonDiversey expects to use the net proceeds from the senior notes offering, together with amounts borrowed under the new senior secured credit facilities, to provide a portion of the funds necessary to consummate the recapitalization transactions, including to fund the repurchase or redemption by JohnsonDiversey of its outstanding senior subordinated notes and to repay outstanding borrowings under its existing senior secured credit facilities.

This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933. This press release is for information purposes only and is not an offer to sell, or the solicitation of an offer to buy, the notes described herein. The notes have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933. The notes will be offered inside the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 and to persons outside the United States in reliance on Regulation S under the Securities Act of 1933.

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ABOUT JOHNSONDIVERSEY

JohnsonDiversey Inc. is committed to a cleaner, healthier future. Its products, systems and expertise make food, drink and facilities safer and more hygienic for consumers and for building occupants. With sales into more than 175 countries, JohnsonDiversey is a leading global

JohnsonDiversey Announces Pricing of Private Placement of Senior Notes — page 2 provider of commercial cleaning, sanitation and hygiene solutions. The company serves customers in the building management, lodging, food service, retail, health care, and food and beverage sectors. JohnsonDiversey is headquartered in Sturtevant, Wisconsin, USA.

Forward-Looking Statements

This press release contains forward-looking statements about JohnsonDiversey. All forward-looking statements in this press release represent the judgment of JohnsonDiversey only as the date of this press release. Actual events may differ from current expectations. Therefore, the reader is cautioned not to rely on these forward-looking statements. JohnsonDiversey disclaims any intent or obligation to update these forward-looking statements. Additional information concerning risk factors of JohnsonDiversey may be found in previous press releases issued by JohnsonDiversey and in its public periodic filings with the Securities and Exchange Commission.